Exhibit 10-72
Fourth Amendment
to the
DTE Energy Company Executive Supplemental Retirement Plan
Recitals
A.     DTE Energy Company (the “Company”) adopted the DTE Energy Company Executive Supplemental Retirement Plan (the “Plan”) to enable the Company to attract and retain executives.
B.     The Organization and Compensation Committee (the “Committee”) of the Company’s Board of Directors is authorized to amend the Plan.
C.     By a resolution properly adopted on October 30, 2007, the Committee amended the Plan to provide additional benefits required under Change in Control Severance Agreements entered into between the Company and its executives and key employees.
Plan Amendment
Effective October 30, 2007, the DTE Energy Company Executive Supplemental Retirement Plan is amended:
1.     New Section 14.08 is added as follows:
     14.08.     Additional Benefits.     The Account balance of any Participant who has entered into a Change in Control Severance Agreement and whose employment is terminated under circumstances entitling the Participant to Severance Benefits under Section 3(a) of the Change in Control Severance Agreement will be credited with additional Compensation Credits for the Participant’s Benefit Continuation Period as provided in Section 3(a)(4)(B) of the Change in Control Severance Agreement, based on the Participant’s Base Salary determined under Section 3(a)(1)(A) of the Change in Control Severance Agreement and the Participant’s Annual Cash Bonus determined under Section 3(a)(1)(B) of the Change in Control Severance Agreement.
2.     Addendum I, “Change-in-Control Benefits” to the Sixth Restatement of The Detroit Edison Company Management Supplemental Benefit Plan in Appendix A to the Plan, is amended by replacing “Section 4” with “Section 3(a)” in the first sentence of the third paragraph following the first paragraph numbered “(6).”
3.     Addendum I, “Change-in-Control Benefits” to the Sixth Restatement of The Detroit Edison Company Management Supplemental Benefit Plan in Appendix A to the Plan, is amended by replacing “Section 4(a)(ii)” with “Section 3(a)(4)(B)” in the second paragraph numbered “(2).”
Fourth Amendment to ESRP — Page 1 of 1